PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-44286
(To Prospectus dated February 17, 2006)            Filed Pursuant Rule 424(b)(3)


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                        1,000,000,000 Depositary Receipts
                          Europe 2001 HOLDRS (SM) Trust

     This  prospectus  supplement  supplements   information  contained  in  the
prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Europe 2001 HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                  Primary U.S.
                                                         Share      Trading
               Name of Company                Ticker    Amounts     Market
-------------------------------------------  --------  ---------  -----------
 AEGON, N.V.                                    AEG       5.2        NYSE
 Alcatel*                                       ALA        3         NYSE
 Amdocs Limited                                 DOX        3         NYSE
 ARM Holdings plc*                             ARMHY       8        NASDAQ
 ASM International N.V.                        ASMI       13        NASDAQ
 ASML Holding N.V.                             ASML        7        NASDAQ
 AstraZeneca PLC.*                              AZN        4         NYSE
 AXA*                                           AXA        6         NYSE
 Bookham Inc.                                  BKHM       1.2       NASDAQ
 BP p.l.c.*                                     BP         4         NYSE
 Business Objects S.A.*                        BOBJ       4.5       NASDAQ
 DaimlerChrysler AG                             DCX        4         NYSE
 Deutsche Telekom AG*                           DT         5         NYSE
 Diageo p.l.c.*                                 DEO        5         NYSE
 Elan Corporation, p.l.c.*                      ELN        4         NYSE
 Ericsson LM Telephone Company*                ERICY      1.6       NASDAQ
 GlaxoSmithKline p.l.c.*                        GSK        6         NYSE
 Infineon Technologies AG*                      IFX        5         NYSE
 ING Group N.V.*                                ING        4         NYSE
 IONA Technologies p.l.c.*                     IONA        3        NASDAQ
 Koninklijke Philips Electronics N.V.           PHG        5         NYSE
 Millicom International Cellular S.A.*         MICC        8        NASDAQ
 Nokia Corp.*                                   NOK        5         NYSE
 Novartis AG*                                   NVS        5         NYSE
 Qiagen N.V.                                   QGEN        6        NASDAQ
 Repsol YPF, S.A.*                              REP       11         NYSE
 Ryanair Holdings p.l.c.*                      RYAAY       8        NASDAQ
 Sanofi-Aventis SA*                             SNY     4.6956       NYSE
 SAP AG*                                        SAP        4         NYSE
 Scottish Power p.l.c.*                         SPI        7         NYSE
 Serono S.A.*                                   SRA        9         NYSE
 Shire p.l.c.*                                 SHPGY       4        NASDAQ
 Skillsoft p.l.c.*                             SKIL        6        NASDAQ
 STMicroelectronics N.V.                        STM        4         NYSE

                                                   (continued on following page)

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                                                                   Primary U.S.
                                                          Share       Trading
                Name of Company              Ticker      Amounts      Market
-------------------------------------------  --------  ---------  -----------

 Telefonica S.A.*                              TEF     4.555843218     NYSE
 Total S.A.*                                   TOT          3          NYSE
 UBS AG                                        UBS          3          NYSE
 Unilever N.V.                                 UN           3          NYSE
 Vivendi Universal*                             V           3          NYSE
 Vodafone Group p.l.c.*                        VOD          6          NYSE
 New WPP Group p.l.c.*                        WPPGY         3         NASDAQ

-------------------
* The securities of these non-U.S. companies trade in the United States as American Depository Receipts. Please see "Risk Factors" and "Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.